Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-263467) and related Information Statement and Proxy Statement/Prospectus of Frontier Group Holdings, Inc. and to the incorporation by reference therein of our reports dated February 8, 2022, with respect to the consolidated financial statements of Spirit Airlines, Inc., and the effectiveness of internal control over financial reporting of Spirit Airlines, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

April 15, 2022